UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On June 20, 2019, the Participating Stockholders issued the following press release:

Velan CALLS ON Progenics Pharmaceuticals’ BOARD TO back up recent claims

Actual Stockholders, the True Owners of the Company, Deserve Answers and Clarity

Urges Stockholders to Follow Velan, a True “Fellow Shareholder” by Voting the GREEN Proxy Card Today AGAINST the Re-Election of Peter Crowley and Michael Kishbauch at the Upcoming Annual Meeting

Alpharetta, GA - June 20, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today issued the following statement responding to the latest letter from Progenics’ Board of Directors (the “Board”) to stockholders.

Velan calls on the Board to back up its claims by answering a few simple questions. Progenics stockholders, the true owners of the Company, deserve answers and clarity.

Board’s Claim: “Progenics has successfully commercialized AZEDRA”

Please disclose other pharmaceutical products that took TEN MONTHS to dose a single patient. We cannot find a single example.

Why were XOFIGO and LUTATHERA, two other cancer radiotherapies, able to dose patients in the same quarter as their approval while AZEDRA took nearly a full year?

Board’s Claim: “Progenics has…made clear and rational clinical program decisions”

The Board seemingly ignored MIP-1095 for SIX YEARS in order to focus on AZEDRA and 1404. How does the Board then explain that it took FIVE YEARS for the Company to receive FDA approval for AZEDRA when 60% of patients in its pivotal trial were already dosed at the time of acquisition in 2013? During these years, the Company only needed to recruit and dose 27 patients prior to AZEDRA’s NDA filing.

Why not advance MIP-1095 earlier to diversify risk across multiple clinical programs? Is the Board not able to successfully develop multiple products at once? The Company continues to reference data from patients treated between 2011 and 2013 as the sole clinically compelling reason to advance its development, which would seem to contradict the Board’s statement that MIP-1095 “was not supported by enough clinical data to make a compelling business case”. This data was published in February 2014, long before October 2018 when the Company stated its intent to begin Phase 2 development. Why did it take YEARS to take the next step in product development when the data was readily available?

Board’s Claim: “Progenics makes prudent financial decisions”

If Progenics’ executive compensation is comparable to peers as the Board claims, how does the Company’s stock price compare? Shouldn’t these metrics be somewhat reflective of each other? It seems quite clear to us that Peter Crowley, as Chair of the Compensation Committee, and Michael Kishbauch, as the only other member of the Compensation Committee, would not agree as they have approved outsized pay while stockholder value has been destroyed.

Given your decision to pay the AZEDRA milestone in stock, please identify the cash runway of the Company. Further, please explain how much shorter the runway would have been if you had paid the milestone in cash instead of unnecessarily diluting stockholders.

Board’s Claim: “[The] Board has the necessary experience to lead the Company to success”

How can you classify the Company’s performance (stock and operational) during the last 10 years under the Board, led by Mr. Crowley, as successful?

Given the dismal stock performance and operational missteps over the last 10 years, why should stockholders have any confidence that the future will be any different under the incumbent Board?

Board’s Claim: “[The] Board[‘s] interests are fully aligned with shareholders”

Outside of options awarded to Messrs. Crowley and Kishbauch in their capacities as directors of the Company, how many shares of common stock do they directly own? How much capital have they personally invested in Progenics common stock?

When the Company’s stock price declined by 29% in 2018, how much capital did Messrs. Crowley and Kishbauch personally lose?

How much of the $150 million in equity capital raised since 2014 have Messrs. Crowley and Kishbauch purchased?

Board’s Claim: “[The] Board is committed to good corporate governance”

Why did you recommend against a stockholder proposal in 2018 that would have enhanced stockholder rights, which we note ISS recommended a vote “FOR”?

How did the Board believe it was “protect[ing] the Company’s interests and that of [its] shareholders” by invalidating Velan’s nomination for not holding shares in record name under the Bylaws when it knew very well that we held shares in “street name” at the time we submitted our nomination? Indeed, most investors hold shares in “street name” through their brokers as opposed to holding shares in record name (i.e. directly on the books of the Company). Why didn’t the Board, under the direction of Messrs. Crowley and Kishbauch, give Velan an opportunity to cure this technicality? Why did the Board instead choose to eliminate our right to nominate director candidates – an important and long-standing part of the shareholder franchise?

Why not let Progenics stockholders decide who they believe are the most qualified individuals to oversee the Company by allowing them to vote on an alternate slate of director candidates at this year’s Annual Meeting?

Further, why didn’t the Board’s recent letter disclose that the Company pushed Velan on multiple occasions to cancel its nominees’ interviews after the Board invalidated Velan’s nomination? How were these Board decisions made in the spirit of compromise?

It seems quite clear to us that the Board is more interested in preserving the troubling status quo and avoiding accountability at all costs.

Board’s Claim: “…Velan has been unwilling to negotiate in good faith”

Velan has made multiple offers to the Board, all of which showed substantial movement and compromise, particularly as it relates to Board composition. How can the Board call its efforts “good faith” given it made multiple offers that are substantially similar and showed virtually no movement?

How will simply adding new Board members solve the serious issues plaguing the Company? Velan’s proposals have required real Board change and true accountability in the boardroom. Why has the Board been unwilling to entertain any proposals that seek to hold current directors accountable for their track records given the significant underperformance of the Company? A lack of accountability seems to be a reoccurring theme at Progenics.

Why does the Board claim that “Velan’s candidates lack the unique backgrounds in radiopharmaceutical commercialization and supply chain management that your Company needs at this critical time” while few if any of the existing directors had such experience when they were appointed to the Board? Indeed, Velan’s highly-qualified candidates include former CEOs of successful pharmaceutical companies and would bring the financial expertise and shareholder alignment that we believe is desperately needed in the boardroom.

***

Despite our strong desire to avoid responding to the Board’s distracting and misguided statements regarding Velan, given the Board’s claim that “Velan has not disputed these reports of unlawful business practices”, we wanted to make it absolutely clear that, as a matter of fact, Velan and its principals dispute being involved in ANY unlawful business practices. We will not engage in the Board’s attempts to distract from the real issues at hand – the failure of the Board over an extended period of time, including the destruction of significant stockholder value, squandered opportunities of the pipeline and failing the needs of cancer patients. Importantly, this campaign for change is about the value that the incumbent Board has destroyed at Progenics and the need for true accountability in the boardroom.

The upcoming 2019 Annual Meeting to be held on July 11, 2019 should be solely about the performance of the Board, particularly Messrs. Crowley and Kishbauch, whom we believe are most responsible for the lack of accountability and poor corporate governance practices at Progenics, as Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, respectively, and together who represent the sole members of the Compensation Committee that has approved excessive compensation despite lackluster performance.

If meaningful change does not occur, we believe stockholder value will continue to be destroyed and cancer patients will continue to be neglected. We urge stockholders to follow our call to action by voting AGAINST the re-election of Messrs. Crowley and Kishbauch on the GREEN proxy card.

It is time for accountability and stockholder alignment at Progenics – Velan urges all stockholders to vote on the GREEN proxy card today!

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.savePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

+1 (888) 785-6673

SavePGNX@okapipartners.com

Item 2: On June 20, 2019, the Participating Stockholders issued the following press release and Investor Presentation, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

VELAN RELEASES DETAILED PRESENTATION ON Progenics Pharmaceuticals

Details the Persistent Performance, Execution, Governance and Transparency Shortcomings that Have Led to the Destruction of Significant Value

Highlights the Need for True Accountability in the Boardroom

Urges Stockholders to Send a Clear Message that the Status Quo is No Longer Acceptable by Voting AGAINST the Re-election of Peter Crowley and Michael Kishbauch on the GREEN Proxy Card Today

Alpharetta, GA - June 20, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today announced that it has issued a detailed presentation on the Company in connection with the upcoming 2019 Annual Meeting of Stockholders to be held on July 11, 2019 (the “Annual Meeting”). In the presentation, Velan details the persistent share price underperformance, lack of stockholder alignment, operational and strategic missteps, governance and accountability failures, and transparency shortcomings that have occurred under the watch of the Progenics Board of Directors (the “Board”), which Velan believes have caused the destruction of significant stockholder value.

Velan’s detailed presentation titled “Change is Necessary to Drive Long-Term Success at Progenics Pharmaceuticals, Inc.” can be viewed by clicking the following link:

https://www.savepgnx.com/api/v1/files/21d0338d-ee1e-45f3-93e9-08d6f32040c6

The Company’s slogan is “Find, Fight, and Follow” – we urge stockholders to “Find” the status quo unacceptable, “Fight” years of value destruction and squandered opportunities, and “Follow” our call to action by voting AGAINST the re-election of Messrs. Crowley and Kishbauch on the GREEN proxy card.

It is time for accountability at Progenics – Velan urges all stockholders to vote for change on the GREEN proxy card today!

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.savePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

+1 (888) 785-6673

SavePGNX@okapipartners.com

Item 3: On June 20, 2019, the following materials were posted by the Participating Stockholders to www.savePGNX.com: